Exhibit 99.1

JOINDER AGREEMENT

December 13, 2019

Hill Path SPV 3 LLC, a Delaware limited liability company (the “Joining Party”), is executing and delivering this Joinder Agreement (this “Joinder”) to that certain Stockholders Agreement, dated as of May 27, 2019 (as amended, modified or supplemented from time to time, the “Stockholders Agreement”), by and between Hill Path Capital LP, a Delaware limited partnership (“Hill Path”), and SeaWorld Entertainment, Inc., a Delaware corporation (the “Company”).

By executing and delivering this Joinder, the Joining Party (a) hereby agrees to become a party to, be bound by, comply with the terms and conditions of, make the representations and warranties contained in and have the rights and obligations set forth in the Stockholders Agreement, in each case, to the same extent as Hill Path, and (b) shall be a Hill Path Affiliate under the Stockholders Agreement for all purposes thereof.

This Joinder shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to principles of conflicts of Laws thereof.

[Signature Page Follows]

Accordingly, the undersigned have executed and delivered this Joinder as of the date first written above.

Hill Path SPV 3 LLC

By:	HILL PATH INVESTMENT HOLDINGS LLC, its manager /s/ Scott Ross
	Name:	Scott Ross
	Title:	Managing Partner

SEAWORLD ENTERTAINMENT, INC.

By:	/s/ Harold Herman
	Name:	Harold Herman
	Title:	Associate General Counsel

[Signature Page to Joinder Agreement]